EXHIBIT 23

                            CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the 10 KSB dated April 15, 1998 of our report dated March 10, 1997, except for Footnote 23 which is as of March 23, 1998, related to the financial statements of Medical Industries of America, Inc., formally known as Heart Labs of America, Inc.

/s/ Grant-Schwartz Associates, CPA's

Boca Raton, Florida
April 14, 1998

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